Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Firebrand Financial Group, Inc.

We consent to the incorporation by reference in Registration Statement No. 33-20273 on Form S-8 of Firebrand Financial Group, Inc. of our report dated April 24, 2002, relating to the consolidated statements of financial condition of Firebrand Financial Group, Inc. and subsidiaries as of January 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year in the period ended January 31, 2002, and all related schedules, which report appears in the January 31, 2002 Annual Report on Form 10-K of Firebrand Financial Group, Inc.



/s/ Feldman Sherb & Co.

Feldman Sherb & Co.
New York, New York
May 15, 2002